                                                      Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                XATA Corporation
             (Exact name of registrant as specified in its charter)


       Minnesota                                         41-1641815
(State of incorporation)                     (LR.S. Employer Identification No.)

               151 East Cliff Road, Suite 10, Burnsville, MN 55337 (Address of Principal Executive Offices) (Zip Code)

                 2002 Long Term Incentive and Stock Option Plan
                               Directors Warrants
                            (Full title of the plan)

                                                            With a copy to:

            John G. Lewis, CFO                          Janna R. Severance, Esq.
       151 East Cliff Road, Suite 10                     Moss & Barnett, P.A.
          Burnsville, MN 55337                          4800 Wells Fargo Center
       Telephone: (952) 894-3680                        90 South Seventh Street
  (Name, address, and telephone number,                  Minneapolis, MN 55402
including area code, of agent for service)             Telephone: (612) 347-0367

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                     Proposed maximum       Proposed maximum
 Title of securities to       Amount to be          offering price per     aggregate offering         Amount of
     be registered           registered (1)              share (2)               price (3)         registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock (1)             350,000 shares             $4.1755               $1,461,425                $186
($.01 par value)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock (2)              46,519 shares             $4.1755              $194,240.0845               $25
($.01 par value)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                                              Total Fee:               $211.00
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Consists of 350,000 shares reserved for awards and for issuance upon exercise of options that have been or may be granted under the 2002 Long Term Incentive and Stock Option Plan (the "Plan") and 46,519 shares issued or issuable pursuant to warrants granted to directors in consideration of service on the board of directors. These shares are in addition to 400,000 shares originally reserved under the Plan. The original 400,000 shares under the Plan are covered by S-8 registration statement no. 333-85584. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares which may be offered or sold pursuant to the Plan as a result of the operation of the provisions of the Plan intended to prevent dilution in the event of stock splits, consolidations or similar changes in capital stock.

(2) Consists of shares issued and shares reserved for issuance upon exercise of Warrants issued to members of the Board of Directors for service on the Board.

(3) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) and (h)(1), the price used is the mean of the high and low sale prices of the Common Stock on the Nasdaq SmallCap Market as of February 19, 2004.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive grants or awards under the 2002 Long Term Incentive and Stock Option Plan, as amended (the "Plan"). That disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by XATA Corporation (the "Company") are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003.

                  (b) The Company's Definitive Proxy Statement dated January 12, 2004 for the Annual Meeting of Shareholders held on February 17, 2004.

                  (c) The Company's quarterly Report filed on Form 10-QSB for the three months ended December 31, 2003.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM  4.  DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is currently authorized to issue 25,000,000 shares of common stock, par value $.01 per share. As of February 20, 2004, 7,005,166 shares were issued and outstanding, all of which are fully paid and nonassessable. Holders of the shares are entitled to one vote for each share held. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares. Holders of the shares are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation. The holders of the shares do not have the right to cumulate their votes in the election of directors, and, accordingly, the holders of 50% of the voting shares are able to elect all of the directors (except for directors elected by the holders of Series B Convertible Preferred Stock, voting separately as a class).

PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of preferred stock. As of February 20, 2004, 1,612,903 shares of Series B Preferred Stock are issued and outstanding. The Board of Directors may, without further action by the shareholders, from time to time, issue additional preferred stock in one or more series and determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, dividend rate, liquidation preference, conversion or exchange rights, redemption and sinking fund provisions, and the number of shares constituting and the designation of any such series. The issuance of preferred stock may, in some circumstances, deter or discourage takeover attempts and other changes in control of the Company, including takeovers and changes in control which some holders of the common stock may deem to be in their best interests and in the best interests of the Company, by making it more difficult for a person who has gained a substantial equity interest in the Company to obtain voting control or to exercise control effectively.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The financial statements incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-KSB have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The validity of the securities offered pursuant to this Registration Statement will be passed upon by Moss & Barnett, A Professional Association, counsel to the Issuer.

         There are no other "experts" referenced in this Registration Statement. Neither Moss & Barnett, A Professional Association nor Grant Thornton LLP has any interest which is required to be disclosed herein.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). Section 4.7 of the Company's Articles of Incorporation and
Article V of the Company's Bylaws contain substantially similar provisions and, in addition, specifically authorize adoption of agreements for indemnification greater than that required by statute and purchase of insurance to meet the Company's indemnification obligation. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

         In addition, we have entered into indemnification agreements with Trident Capital, Inc. (the controlling entity of the holders of our Series B Convertible Preferred Stock) and the persons designated as directors of the Company by Trident Capital which is intended to hold them harmless from liability they may incur as a "controlling person," in the case of Trident Capital, and as directors, with respect to the individual appointees.

As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting, in an improper personal benefit to the director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


ITEM 8.  EXHIBITS

      EXHIBIT NO.         DESCRIPTION

          4.3             2002 Long Term Incentive and Stock Option Plan
           5              Opinion of Counsel
         10.26            Form of Directors Warrants
          24.1            Consent of Independent Certified Public Accountants
          24.2            Consent of Counsel (contained in Exhibit 5)
          99.1            Form of Re-offer Prospectus for Shares outstanding pursuant to exercise of
                          Directors Warrants


ITEM 9.  UNDERTAKINGS

         (a)      Rule 415 Offering

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in the Registration or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      Filings Incorporating Subsequent Exchange Act Documents by
Reference

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on February 20, 2004.


                                        XATA CORPORATION



                                        By  /s/ Craig S. Fawcett
                                            ------------------------------------
                                            Craig S. Fawcett, Its President and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned officers and directors of XATA Corporation hereby constitute and appoint Craig S. Fawcett and John G. Lewis, or either of them, with power to act one without the other, our true and lawful attorney-in-act and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                                                                 TITLE                              DATE
----                                                                 -----                              ----
                                                   President and Chief Executive Officer         February 20, 2004
/s/ Craig S. Fawcett                               (principal executive officer) and Director
--------------------------------------------
Craig S. Fawcett

                                                   Chief Operating Officer and Chief             February 20, 2004
                                                   Financial Officer (principal financial
/s/ John G. Lewis                                  and accounting officer)
--------------------------------------------

/s/ Roger W. Kleppe                                Director                                      February 20, 2004
--------------------------------------------
Roger W. Kleppe

/s/ Stephen A. Lawrence                            Director (Chairman)                           February 20, 2004
--------------------------------------------
Stephen A. Lawrence

                                                   Director
--------------------------------------------
Richard L. Bogen

                                                   Director
--------------------------------------------
Charles R. Stamp, Jr.

/s/ Carl M. Fredericks                             Director                                      February 20, 2004
--------------------------------------------
Carl M. Fredericks

/s/ Christopher P. Marshall                        Director                                      February 20, 2004
--------------------------------------------
Christopher P. Marshall

                                INDEX TO EXHIBITS
                                   TO FORM S-8


      EXHIBIT NO.         DESCRIPTION

          4.3             2002 Long Term Incentive and Stock Option Plan (1)
           5              Opinion of Counsel
         10.26            Form of Directors Warrants (2)
          24.1            Consent of Independent Certified Public Accountants
          24.2            Consent of Counsel (contained in Exhibit 5)
          99.1            Form of Re-offer Prospectus for Shares outstanding pursuant to exercise of
                          Directors Warrants



-------------------
(1) Incorporated by reference to Appendix B in Proxy Statement filed under cover of Schedule 14A on January 23, 2002. The Plan contained in Appendix B was amended by vote of the shareholders on February 17, 2004 to increase the shares reserved from 400,000 to 750,000. The Plan is otherwise unchanged.

(2) Incorporated by reference to exhibit filed as part of Report on Form 10-KSB for the fiscal year ended September 30, 2002. Warrants in this form (or substantially identical forms) are outstanding as follows as of February 20, 2004

         Holder           Date of Issuance   Exercise Price    Number of Shares    Expiration Date
------------------------  ----------------   --------------    ----------------    ---------------
Roger Bogen                   5/14/00             $4.50              5,000             5/13/05
Stephen Lawrence              9/17/01             $3.69             10,000             9/16/06




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